Exhibit 4.1

AMENDMENT NO. 2

to

AMENDED AND RESTATED 2004 STOCK OPTION PLAN

of

SUPREME INDUSTRIES, INC.

On March 25, 2008, the Board of Directors of Supreme Industries, Inc., a Delaware corporation (the “Company”) adopted Amendment No. 2 to the Amended and Restated 2004 Stock Option Plan (the “Amended 2004 Plan”) to increase the number of shares authorized for issuance under the Amended 2004 Plan from 850,000 shares to 1,200,000 shares.  Such amendment was approved by the Company’s stockholders at their annual meeting held on May 8, 2008.

The Amended 2004 Plan was adopted by the Company’s Board of Directors on February 7, 2006, and approved by the Company’s stockholders at their annual meeting held on May 4, 2006.  The Amended 2004 Plan completely superseded and replaced the Company’s 2004 Stock Option Plan which had been adopted by the Company’s Board of Directors on January 23, 2004, and approved by the Company’s stockholders at their annual meeting held on April 29, 2004.

Accordingly, the Amended 2004 Plan is hereby amended by completely replacing Article 5.1 to read as follows:

“5.1                        Number Available for Awards.  Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 1,200,000 shares, 100% of which may be delivered pursuant to Incentive Stock Options.  Subject to adjustment pursuant to Articles 11 and 12, no Executive Officer may receive in any calendar year (i) Stock Options relating to more than 30,000 shares of Common Stock, or (ii) Common Stock or Restricted Stock relating to more than 10,000 shares of Common Stock; provided, however, that all such Awards to any Executive Officer during any calendar year shall not exceed an aggregate of more than 40,000 shares of Common Stock.  Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company shall at all times reserve and keep available the number of shares of Common Stock that will be sufficient to satisfy the requirements of this Plan.”

DATED to be effective March 25, 2008.

BOARD OF DIRECTORS OF SUPREME INDUSTRIES, INC.

By:	/s/ Herbert M. Gardner
Herbert M. Gardner
Chairman of the Board